Exhibit 10.36

[SEARS HOLDINGS LETTERHEAD]

February 25, 2008

Mr. Kevin Holt

Dear Kevin,

We are pleased to extend to you a new employment arrangement with Sears Holdings Corporation (SHC), as Executive Vice President, Store Operations and President, Store Operations Business Unit. The start date of this new arrangement will be February 25, 2008. This letter serves as confirmation of our offer, but this offer is subject to the approval of the Compensation Committee of SHC’s Board of Directors.

The key elements of your compensation package are as follows:

•	An employment term of eighteen (18) months, as defined in the enclosed Executive Employment and Severance Agreement, beginning as of February 25, 2008 (“Employment Term”).

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You will be required to sign the enclosed Executive Employment and Severance Agreement, which as noted above, defines your Employment Term and also sets out the terms of your severance prior to the completion of the eighteen (18) month term. This offer, including the restricted stock grant referred to below, is conditioned upon you signing this Agreement.

•	Annual base salary at a rate of $500,000.

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Among your primary responsibilities during your Employment Term will be transitioning the Store Operations to our new business model and implementing succession planning within the Store Operations Business Unit, including the selection and hiring of a new leader for that business unit.

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A grant of restricted stock valued at $2,000,000 under the Sears Holdings 2006 Stock Plan. The number of restricted shares granted will be determined using the market closing price of Sears Holdings shares on the grant date. The grant date will be the first business day of the month following the later of (a) the date upon which we receive both your executed Agreement and the approval of the Compensation Committee or (b) March 3, 2008. The shares would be scheduled to vest in three equal installments (based upon the number of shares granted) as follows: (i) one third six (6) months following the grant date, (ii) one third twelve (12) months following the grant date, and (iii) the final one third as of eighteen (18) months following the grant date subject to the hiring of a successor Executive Vice President, Store Operations and President, Store Operations Business Unit as a result of you efforts described in the bullet point above. If this Employment Term is terminated by Sears other than for cause, death or disability (as defined in the Executive Employment and Severance Agreement), you will be granted salary continuation, as specified in the Agreement and credited with service during such salary continuation period toward satisfaction of the vesting schedule described herein.

•	The restricted stock grant referred to immediately above replaces the $750,000 restricted stock grant you received as described in your September 2, 2007 offer letter, no part of which has yet vested.

•	You will not be eligible for an annual target incentive opportunity under the 2008 or 2009 Annual Incentive Plans.

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As a result of this new employment arrangement, you will not be entitled to a payout of the grant you received under the Sears Holdings Corporation 2007 Executive Long-Term Incentive Program (“2007 Executive LTIP”). You will not receive a grant under the Sears Holdings Corporation 2008 Long-Term Incentive Plan.

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You will be provided with mutually acceptable furnished housing in the Hoffman Estates area during this Employment Term. And, for those weeks when you are scheduled to be in the Hoffman Estates offices for less than three consecutive days, you will be provided use of the corporate aircraft to travel from Holland, Michigan to Hoffman Estates, including local auto fare costs to the offices; provided, that if such corporate aircraft is otherwise scheduled to be used for other corporate purposes and is not available, you shall be reimbursed for commercial travel in accordance with the company’s travel policies. You will receive a gross up in compensation to compensate you for your tax liability for the imputed income attributable to the corporate housing and approved use of the corporate jet during this Employment Term.

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You are eligible to receive two (2) weeks of annual paid vacation. You also qualify for six (6) paid National Holidays each calendar year and will be eligible for up to four (4) Personal Days per calendar year.

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You continue to be eligible to participate in the Sears Holdings 401(k) Savings Plan and all health and welfare programs on a basis no less favorable than other executives at your level, in accordance with the applicable terms, conditions and availability of those programs.

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This offer letter, in combination with the enclosed Executive Employment and Severance Agreement, provide the terms and conditions of this new employment arrangement and override your September 2, 2007 offer letter and September 3, 2007 Executive Severance Agreement.

Kevin, we are looking forward to you taking on this new position with Sears Holdings. We are excited about the important contributions you will make to the company. I look forward to your acceptance of our offer. If you need additional information or clarification, please call.

This offer will expire if not accepted within one week from the date of this letter. To accept, sign below and return this letter along with the signed Executive Severance Agreement.

Sincerely,

/s/ William R. Harker

William R. Harker

SVP, General Counsel and Corporate Secretary

Accepted:

/s/ Kevin Holt                         2/25/2008

Kevin Holt                              Date